Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of January 11, 2016 (the “Effective Date”), is made by and among LSOP 3 JOINT VENTURE, LLC, a Delaware limited liability company (“REIT Seller”) and LSOP 3C II, LLC, a Delaware limited liability company (“C-Corp Seller” and together with REIT Seller, each a “Seller” and collectively, the “Sellers”), and TALON OP, LP, a Minnesota limited partnership (“Buyer”).

ARTICLE I

DEFINITIONS

1.1

Defined Terms.  Each of the following initially capitalized terms has the meaning set forth for it in this Section 1.1:

“Additional Deposit”:  Immediately available funds in the amount of $750,000 plus the interest, if any, that is collected on such funds by Escrow Agent.

“Adjustment Point”:  11:59 PM the day prior to the Closing Date.

“Affiliate”:  With respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For purposes of this definition and Section 14.8, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting shares, by contract or otherwise.

“Approvals”:  Collectively, the C-Corp Approvals and the REIT Approvals.

“Approval Date”:  February 25, 2016.

“Assigned Contracts”:  Collectively, the C-Corp Assigned Contracts and the REIT Assigned Contracts.

“Basket Limitation”:  $50,000.

“Bill of Sale”:  A bill of sale in the form of Exhibit K with respect to the sale by C-Corp Seller and the purchase by Buyer of the C-Corp Tangible Personal Property.

“Broker”:  CBRE Group, Inc.

“Business Day”:  Any day other than a Saturday, Sunday or day on which the banks in New York, New York are authorized or obligated by law to be closed.

“C-Corp Approvals”:  All assignable licenses, approvals, authorizations and permits issued by Governmental Authorities with respect to the C-Corp Real Property.

“C-Corp Assigned Contracts”:  The C-Corp Contracts to be assigned to and assumed by Buyer at Closing pursuant to this Agreement.

“C-Corp Contracts”:  All contracts, as amended and in effect at the time in question, between C-Corp Seller (or a Manager as agent for C-Corp Seller) and third parties providing for third parties to provide repair, maintenance, construction, inspection, landscaping, security, extermination, trash removal and other services in connection with the operation of the C-Corp Real Property, excluding the Management Agreement and the Leasing Agreement.

“C-Corp Improvements”:  All buildings and other improvements on the C-Corp Land.

“C-Corp Intangible Personal Property”:  The C-Corp Approvals, the C-Corp Assigned Contracts and the C-Corp Leases.

“C-Corp Land”:  The land described in Exhibit B, which is located at 6231-6325 Bury Drive, Eden Prairie, MN, 4600 Nathan Lane North, Plymouth, MN and 9600 54th Avenue North, Plymouth, MN, together with all easements, rights and appurtenances,  if any, inuring to the benefit of such land, and any land lying in the bed of any publicly opened street adjoining such land to the center line thereof and any award made or to be made in lieu thereof.

“C-Corp Leases”:  A lease or license of space in or at the C-Corp Real Property, as amended and in effect at the time in question, between C-Corp Seller (or its predecessor) and a Tenant, together with any related guaranties or other agreements to which C-Corp Seller (or its predecessor) is a party.

“C-Corp Personal Property”:  The C-Corp Tangible Personal Property and the C-Corp Intangible Personal Property.

“C-Corp Property”:  The C-Corp Real Property and the C-Corp Personal Property.

“C-Corp Real Property”:  The C-Corp Land and the C-Corp Improvements.

“C-Corp Tangible Personal Property”:  All tangible personal property, if any, owned by C-Corp Seller and located at and used in connection with the maintenance or operation of the C-Corp Real Property.

“Cap Limitation”:  1% of the Purchase Price.

“Closing”:  The closing of the sale and purchase of the Units with respect to the REIT Property, and the closing of the sale and purchase of the C-Corp Property, all pursuant to this Agreement.

“Closing Date”:  The date on which the Closing occurs.

“Closing Documents”:  All documents to be delivered at Closing by Sellers or Buyer pursuant to this Agreement.

“Code”:  The Internal Revenue Code.

“Contracts”:  Collectively, the C-Corp Contracts and the REIT Contracts.

“Current Tax Year”:  The calendar year in which the Closing occurs.

“Deed”:  A limited warranty deed, pursuant to which C-Corp Seller shall convey title to the C-Corp Real Property subject to any applicable Permitted Exceptions, which shall be substantially in the form of Exhibit C.

“Deposit”:  The Initial Deposit and, if made, the Additional Deposit.

“Escrow Agent”:  Chicago Title Insurance Company.

“Estoppel”:  For each Lease, a document substantially in the form of Exhibit A or the form required by such Lease, signed by the Tenant thereunder, with the applicable information inserted in the blanks in such form, and not materially and adversely inconsistent with the corresponding information contained in such Lease or otherwise provided to Buyer by Sellers or the applicable Manager in writing prior to the Approval Date, except for changes permitted hereunder; and except that, if an Estoppel is not obtained from any Tenant by Closing, a document substantially in such form, with such information, that is signed by the applicable Seller as landlord (but limited to such Seller’s Knowledge) shall qualify as an Estoppel for purposes hereof.

“General Assignment”:  An assignment and assumption in the form of Exhibit L with respect to the assignment by C-Corp Seller and the assumption by Buyer of the C-Corp Intangible Personal Property.

“Governmental Authority”:  The United States, the state and city in which the Land in question is located, any political subdivision of such state or city, and any agency, department, commission, board, court, bureau or instrumentality of any of them.

“Initial Deposit”:  Immediately available funds in the amount of $250,000 plus the interest, if any, that is collected on such funds by Escrow Agent.

“Inspection”:  The non-destructive and, except as strictly authorized by the applicable Seller(s) pursuant to Section 5.2 hereof, non-invasive physical inspection or Phase I (or, if strictly authorized under Section 5.2 hereof, Phase II) environmental site assessment of the Property.

“Intermediate Interests”:  Each REIT’s membership interest in its corresponding Mezz Owner and each Mezz Owner’s membership interest in its corresponding REIT Property Owner.

“Land”:  Collectively, the C-Corp Land and the REIT Land.

“Leases”:  Collectively, the C-Corp Leases and the REIT Leases.

“Leasing Agreement”:  An agreement between the Property Owners and a real estate broker, pursuant to which such broker is or may become entitled to a fee or commission in connection with a Leasing Transaction.

“Leasing Transaction”:  The entry by a Property Owner and a Tenant into a Lease, or an agreement modifying, extending, renewing, expanding, terminating or otherwise affecting a Lease, which occurs after the Effective Date.

“Management Agreement”:  The property management agreement between the Property Owners and Manager, pursuant to which Manager provides property management services to the Real Property.

“Manager”:  The management company that is party to the Management Agreement.

“Monetary Lien”:  A lien that can be satisfied and discharged with the payment of a specified amount of money, which affects title to all or part of the Property, the Units or the Intermediate Interests and was voluntarily created by a Seller or a REIT Seller Sub.

“Mezz Owner”:  Each of LSOP 3 Mezz MN, LLC, a Delaware limited liability company, LSOP 3 Mezz MN 2, LLC, a Delaware limited liability company and LSOP 3 Mezz MN 3, LLC, a Delaware limited liability company.

“Parties”:  Sellers and Buyer.

“Party”:  Buyer or each of the Sellers, as the context requires.

“Permitted Exceptions”:  (i) Non-delinquent real property taxes and assessments (including unpaid installments thereof that are not delinquent); (ii) the Leases identified in Exhibit D, as they may be affected by Leasing Transactions permitted hereunder, any additional Leases resulting from Leasing Transactions permitted hereunder, and the rights of the Tenants under such Leases;  (iii) any other lien, encumbrance, easement or other exception or matter imposed, or consented to, by Buyer prior to or as of the Closing;  (iv) if Buyer does not obtain a new survey or survey update, any exception to, or lack of coverage under, any of the Title Policies due to the lack of a current survey;  and (v) all other exceptions to title contained or disclosed in the Title Reports or Surveys, or any update of the Title Reports delivered before Closing pursuant to Section 5.7, other than Seller Cure Exceptions.

“Person”:  An individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or Governmental Authority.

“Properties”:  Any of the parcels or real estate comprising the Property.

“Property”:  The REIT Property and the C-Corp Property.

“Property Owners”:  Collectively, the REIT Property Owners and C-Corp Seller.

“Purchase Price”:  $81,000,000.00, as allocated among the properties which constitute the Property in accordance with Exhibit B-2.

“Real Property”:  Collectively, the C-Corp Real Property and the REIT Real Property.

“REIT”:  Each of LSOP 3 REIT MN, LLC, a Delaware limited liability company, LSOP 3 REIT MN 2, LLC, a Delaware limited liability company and LSOP 3 REIT MN 3, LLC, a Delaware limited liability company.

“REIT Approvals”:  All assignable licenses, approvals, authorizations and permits issued by Governmental Authorities with respect to the REIT Real Property.

“REIT Assigned Contracts”:  The REIT Contracts to be assigned to and assumed by Buyer at Closing pursuant to this Agreement.

“REIT Contracts”:  All contracts, as amended and in effect at the time in question, between the REIT Property Owners (or the Manager as agent for the REIT Property Owner) and third parties providing for third parties to provide repair, maintenance, construction, inspection, landscaping, security, extermination, trash removal and other services in connection with the operation of the REIT Real Property, excluding the Management Agreement and the Leasing Agreement.

“REIT Funding Agreements”:  Those certain letter agreements dated as of December 23, 2013 and May 6, 2014 among the REITs, certain Affiliates of the REITs named therein, REIT Funding, LLC, REIT Administration, LLC and H&L Equities, LLC, relating to the administration of the Preferred Units (as defined in the REIT LLC Agreements) and the holders thereof.

“REIT Improvements”:  All buildings and other improvements on the REIT Land.

“REIT Intangible Personal Property”:  The REIT Approvals, the REIT Assigned Contracts and the REIT Leases.

“REIT Land”:  The land described in Exhibit B-1, which is located at 550-590 Hale Avenue North, Oakdale, MN, 7805 Hudson Road, Woodbury, MN, 7400 Flying Cloud Drive and 7660-7716 Golden Triangle Drive, Eden Prairie, MN, 5600-5610 Rowland Road, Minnetonka, MN, 2800 Campus Drive, 2905 Northwest Boulevard and 2955 Xenium Lane North, Plymouth, MN and 7550 Meridian Circle North, Maple Grove, MN, together with all easements, rights and appurtenances, if any, inuring to the benefit of such land, and any land lying in the bed of any publicly opened street adjoining such land to the center line thereof and any award made or to be made in lieu thereof.

“REIT Leases”:  A lease or license of space in or at the REIT Real Property, as amended and in effect at the time in question, between a REIT Property Owner (or its predecessor) and a Tenant, together with any related guaranties or other agreements to which a REIT Property Owner (or its predecessor) is a party.

“REIT LLC Agreement”:  The Amended and Restated Limited Liability Company Agreement of each REIT.

“REIT Opinion”:  An opinion letter from Sellers’ counsel regarding each REIT’s organization and operation in conformity with the requirements for qualification and taxation as a real estate investment trust pursuant to Section 856-857 of the Code at all times during the period beginning on the date of each REIT’s formation and ending immediately prior to the Closing Date, which shall be (i) in form and substance as deemed necessary or appropriate by Sellers’ counsel and reasonably satisfactory to Buyer, and (ii) based on customary assumptions and representations (including an assumption that for purposes of the REIT Opinion, each REIT’s taxable year ended immediately prior to the Closing, and an assumption that each REIT satisfied the distribution requirement described in Section 857(a)(1) of the Code for the hypothetical short taxable year beginning January 1, 2016 and ending immediately prior to the Closing Date).

“REIT Personal Property”:  The REIT Tangible Personal Property and the REIT Intangible Personal Property.

“REIT Property”:  The REIT Real Property and the REIT Personal Property.

“REIT Property Owner”:  A fee simple title holder of REIT Property.

“REIT Real Property”:  The REIT Land and the REIT Improvements.

“REIT Seller Subs”:  Each REIT, and such REIT’s corresponding Mezz Owner and REIT Property Owner.

“REIT Tangible Personal Property”:  All tangible personal property, if any, owned by the REIT Property Owners and located at and used in connection with the maintenance or operation of the REIT Real Property.

“Scheduled Closing Date”:  March 28, 2016, as such date may be postponed pursuant to Section 5.6.

“Seller Cure Exceptions”:  (i) Monetary Liens and (ii) other exceptions to title contained or disclosed in the Title Reports or Surveys, or any update of the Title Reports delivered before Closing, that (A) are caused by a Seller or any REIT Seller Sub after the Effective Date in violation of this Agreement, (B) will be omitted from the Title Policies upon delivery of the Title Affidavit(s), or (C) the applicable Seller agrees in writing to cause the Title Company to omit from, or insure over in, the Title Policies.

“Sellers’ Knowledge”:  The knowledge of Sellers based upon the actual knowledge of  Matthew Faris, without any duty on the part of any such Persons (or any other Persons) to conduct any independent investigation or make any inquiry of any Person.

“Settlement Statement”:  A settlement statement, prepared by Escrow Agent with input from Sellers and Buyer, and approved by Sellers and Buyer in their reasonable discretion, reflecting the prorations, adjustments and allocation of costs pursuant to Article VII.

“Study Period”:  The period beginning on the Effective Date and ending on the Approval Date.

“Surveys”:  The updated surveys to be provided by Sellers pursuant to Section 5.3.

“Survival Period”:  The period ending one (1) year after the Closing Date.

“Surviving Provisions”:  The provisions of this Agreement that are expressly stated to survive the termination of this Agreement.

“Tenant”:  The tenant under a Lease.

“Tenant Payments”:  Rents and other Tenant payments and reimbursements under Leases.

“Title Affidavits”:  An affidavit from REIT Seller in the form of Exhibit E with respect to the REIT Property and an affidavit of C-Corp Seller in the form of Exhibit E with respect to the C-Corp Property.

“Title Company”:  Chicago Title Insurance Company, Minneapolis, Minnesota.

“Title Policy”:  An ALTA owner’s title insurance policy or policies issued by the Title Company insuring each Property Owner’s title to its corresponding Real Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price applicable to such Real Property.

“Title Reports”:  The current preliminary title reports covering the Real Property, issued to Buyer by the Title Company during the Study Period.

“Unit Assignment”:  An Assignment and Assumption of the Units in the form of Exhibit F.

“Unit”:  The “Common Unit” as defined in each of the REIT LLC Agreements.

1.2

Interpretation.  All references to “Articles” and “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise.  As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.  The use of the term “including” means in all cases “including but not limited to” unless specifically designated otherwise.

ARTICLE II

SALE AND PURCHASE

2.1

Agreement to Sell and Purchase.  In consideration of the covenants herein contained, REIT Seller hereby agrees to sell and Buyer hereby agrees to purchase the Units in accordance with the terms and conditions set forth in this Agreement, and C-Corp Seller hereby agrees to sell and Buyer hereby agrees to purchase the C-Corp Property in accordance with the terms and conditions set forth in this Agreement.

2.2

Payments.  Buyer shall pay the Purchase Price as follows:

2.2.1

Initial Deposit.  Within three Business Days after the Effective Date, Buyer shall deliver the Initial Deposit to Escrow Agent by bank wire transfer.

2.2.2

Additional Deposit.  Within two Business Days after the Approval Date, unless Buyer terminates this Agreement pursuant to Section 5.4, Buyer shall deliver the Additional Deposit to Escrow Agent by bank wire transfer.

2.2.3

Balance of Purchase Price.  No later than 10 AM New York City Time on the Scheduled Closing Date, Buyer shall deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price, adjusted to reflect prorations and other adjustments pursuant to Article VII.

2.3

Escrow.  Escrow Agent shall hold, invest and deliver the Deposit, in accordance with Exhibit G, and shall hold and deliver all documents delivered to it hereunder in accordance with customary written escrow instructions issued mutually by legal counsel to Buyer and Sellers.

2.4

The Deposit.  If this Agreement is terminated (i) pursuant to Section 5.4, Section 8.2 or Article X, or (ii) due to the failure of a condition set forth in Section 3.1, then, subject to Section 5.2, Buyer will be entitled to the Deposit.  If this Agreement is terminated for any other reason, Sellers will be entitled to the Deposit.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1

Conditions to Buyer’s Obligation to Purchase.  Buyer’s obligation to purchase the Units and the C-Corp Property is conditioned upon each of the following (collectively, “Buyer’s Conditions Precedent”):

3.1.1

Performance by Sellers.  Performance in all material respects of the respective obligations and covenants of, and respective deliveries required of, each Seller hereunder.

3.1.2

Termination of Management Agreement.  Sellers shall have caused the Management Agreement to be terminated with respect to the Properties and provided Buyer with reasonable written evidence thereof.

3.1.3

Termination of Leasing Agreement.  Sellers shall have caused the Leasing Agreement to be terminated with respect to the Properties and provided Buyer with reasonable written evidence thereof.

3.1.4

Delivery of Title and Possession (C-Corp Property).  Delivery to Buyer at the Closing of the Deed and possession of the C-Corp Property subject to any applicable Permitted Exceptions.

3.1.5

Title Insurance.  Delivery to Buyer by the Title Company of the Title Policy or Title Policies (or signed proforma(s) or marked binder(s) therefor) at the Closing.

3.1.6

Tenant Estoppels and SNDAs.  Receipt by Buyer of Estoppels with respect to Leases from (a) (i) each of the Tenants who occupy an entire building, plus (ii) any five (5) of the remaining ten (10) largest Tenants among the Properties (i.e. the Tenants demising the largest premises), and (b) other Tenants such that Estoppels have been received, in the aggregate, from Tenants demising at least 70% of the leased premises in the Improvements.  At the request of Buyer, Sellers agree to cause the Property Owners to deliver to such Tenants as Buyer shall reasonably request Buyer’s lender’s form of subordination, non-disturbance and attornment agreement; provided, however, that Buyer’s or Buyer’s lender’s receipt of any subordination, non-disturbance and attornment agreement executed by such Tenants shall not be a condition to Buyer’s obligation to purchase the Units and/or the C-Corp Property.

3.1.7

Material Adverse Occupancy Change.  During the period between the Approval Date and the Closing Date, there shall have been no “Material Adverse Occupancy Change” in any of the Properties; provided, however, that should such a Material Adverse Occupancy Change occur, Sellers may elect, in their sole discretion, to credit Buyer at Closing the amount of lost rental income under the applicable Leases which caused such Material Adverse Occupancy Change for the 6-month period immediately following the Closing, in which case the condition set forth in this Section 3.1.7 shall be satisfied. For purposes hereof, the term “Material Adverse Occupancy Change” shall mean any change, from and after the Approval Date, in occupancy of the respective Properties by Tenants who, as of the Approval Date, are in possession of their respective premises, resulting from the default by such Tenants under their respective Leases and which relates to Leases involving in excess of 50,000 square feet in the aggregate.

3.1.8

Sellers’ Representations.  The respective representations and warranties of each Seller set forth in Section 9.1 being true and correct in all material respects as of the Closing except (i) representations and warranties stated in Section 9.1 to be as of the Effective Date (“Effective Date Reps”), and (ii) as modified by written notice (in accordance with Section 9.1) to which Buyer has no right to object, or does not object in writing by the later of (x) five Business Days after receipt thereof or (y) the end of the Study Period.

If any Buyer’s Condition Precedent is not satisfied by a Seller (or otherwise waived by Buyer in its discretion as of the Closing Date (or such other time period as set forth above with respect to any particular Buyer’s Condition Precedent) for a reason other than the default by Buyer in the performance of its obligations under this Agreement, then Buyer shall have the right to terminate this Agreement by written notice to Sellers at any time on or before the Closing Date, in which case (i) the Deposit shall be returned to Buyer and (ii) no party hereto shall have any further rights and/or obligations under this Agreement except under those provisions that expressly survive a termination of this Agreement.

3.2

Conditions to Sellers’ Obligation to Sell.  Sellers’ obligation to sell the Units and the C-Corp Property is conditioned upon each of the following (collectively, “Sellers’ Conditions Precedent”):

3.2.1

Performance by Buyer.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Buyer hereunder.

3.2.2

Receipt of Purchase Price.  Receipt of the Purchase Price, as adjusted pursuant to Article VII, at the Closing in the manner herein provided.

3.2.3

Buyer’s Representations.  The representations and warranties by Buyer set forth in Section 9.2 being true and correct in all material respects as of the Closing.

If any Sellers’ Condition Precedent is not satisfied by Buyer (or otherwise waived by Sellers in their discretion as of the Closing Date (or such other time period as set forth above with respect to any particular Sellers’ Condition Precedent) for a reason other than the default by Sellers in the performance of their obligations under this Agreement, then Sellers shall have the right to terminate this Agreement and receive the Deposit, and Sellers shall be released from any further obligations hereunder, all pursuant to Section 8.1 of this Agreement.

ARTICLE IV

BUYER’S DELIVERIES AND SELLERS’ DELIVERIES TO ESCROW AGENT

4.1

Buyer’s Deliveries.  Buyer shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1

Purchase Price.  The Purchase Price as adjusted pursuant to Article VII, by wire transfer of immediately available funds.

4.1.2

Unit Assignment.  Two counterparts of the Unit Assignment, executed by Buyer.

4.1.3

General Assignment.  Two counterparts of the General Assignment, executed by Buyer.

4.1.4

Bill of Sale.  Two counterparts of the Bill of Sale, executed by Buyer.

4.1.5

Settlement Statement.  Three counterparts of the Settlement Statement, executed by Buyer, together with an appropriate Certificate of Real Estate

Value as required by MSA §272.115 with respect to the C-Corp Property, which certificate shall be electronically filed by the Escrow Agent with the cooperation of Buyer.

4.2

Sellers’ Deliveries.  The applicable Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.2.1

Deed.  The Deed, executed and acknowledged by C-Corp Seller, together with (i) a certificate signed by C-Corp Seller, or a statement in the Deed, warranting that there are no “Wells” on any of the C-Corp Real Property within the meaning of Minn. Stat. §103I, or if there are “Wells,” a Well Certificate in the form required by law executed by C-Corp Seller; and (ii) if the C-Corp Real Property contains or contained a storage tank, an affidavit with respect thereto, as required by Minn. Stat. §116.48.

4.2.2

Unit Assignment.  Two counterparts of the Unit Assignment, executed by REIT Seller.

4.2.3

General Assignment.  Two counterparts of the General Assignment, executed by C-Corp Seller, together with original executed counterparts (or copies if originals are not in C-Corp Seller’s possession) of the documents representing the C-Corp Intangible Personal Property.

4.2.4

Bill of Sale.  Two counterparts of the Bill of Sale, executed by C-Corp Seller.

4.2.5

Notices to Tenants.  Notices signed by each Property Owner or the Manager addressed to each Tenant of a Lease, in the form of Exhibit M.

4.2.6

FIRPTA Certificates.  Two counterparts of a certificate in the form of Exhibit H, executed by C-Corp Seller.

4.2.7

Settlement Statement.  Three counterparts of the Settlement Statement, executed by Sellers, together with an appropriate Certificate of Real Estate Value as required by MSA §272.115 with respect to the C-Corp Property, which certificate shall be electronically filed by the Escrow Agent with the cooperation of Seller.

4.2.8

Title Affidavits.  Three counterparts of each of the Title Affidavits, executed by REIT Seller and C-Corp Seller, as applicable.

4.2.9

Resignation Letters.  Resignation letters, executed by each officer of each REIT Seller Sub, confirming the resignation, as of the Closing Date, of all positions with each REIT Seller Sub held by such persons.

4.2.10

REIT Earnings.  A written estimate of the current earnings and profits of each of the REITs for the portion of the Current Tax Year ending on the

Closing Date and the distributions made during the Current Tax Year and governed by Section 316 of the Code.

4.2.11

REIT Opinion Letter.  An original REIT Opinion from Sellers’ counsel, addressed to Buyer, in the form proposed by Sellers (and reasonably approved by Buyer on or before the Approval Date) pursuant to Section 5.1.7 and dated as of the Closing Date.

4.2.12

Bring Down Certificate.  Effective as of the Closing Date, a written reaffirmation by Sellers of all representations by Sellers contained in this Agreement other than Effective Date Reps, which such representations shall be subject to modification in accordance with Sections 3.1.7 and 9.1.

4.3

Failure to Deliver.  The failure of Buyer or Sellers to make any delivery required above by and in accordance with this Article IV shall constitute a default hereunder by such Party.

4.4

Incorporation by Reference.  The provisions of Sections 14.1, 14.2, 14.4, 14.5, 14.6, 14.8, 14.9, 14.10, 14.11, 14.12, 14.14 and 14.16 shall apply to all documents that are executed and delivered by the Parties at Closing, as if such provisions were incorporated therein (and referred thereto instead of to this Agreement), except with respect to the documents executed and delivered pursuant to Sections 4.2.2, 4.2.9, 4.2.10 and 4.2.11, above.  This Section shall survive the Closing.

ARTICLE V

INVESTIGATION OF PROPERTY

5.1

Delivery of Documents.  Within five days after the Effective Date (except as otherwise set forth below), Sellers shall deliver or make available (via an electronic data room or in physical files at the office of Sellers or an applicable Manager) to Buyer the following:

5.1.1

Existing Title Policy.  The existing title policies related to the Property.

5.1.2

Surveys.  To the extent in Sellers’ or a Manager’s possession or control, the most recent surveys of the Real Property prepared by a licensed surveyor.

5.1.3

Leases and Contracts.  Copies of the Leases and the Contracts (except the Management Agreement) in effect on the Effective Date.

5.1.4

Books and Records.  Copies of the Manager’s books and records, monthly operating statements and variance reports, tax bills and utility bills regarding the Property for the two full calendar years preceding the Effective Date (or for the duration of the applicable Seller’s ownership period if shorter) and for the current calendar year to date, including, without limitation, current accounts receivable and payable aging, operating statements, CAM reconciliations and CAM budgets, detail general ledgers, and capital improvements and renovation records, including any warranty documentation (to the extent in Sellers’ possession or control), it being acknowledged that the foregoing shall not include any financial analyses, budgets (except as expressly provided above), projections, appraisals, or privileged or proprietary materials.

5.1.5

Drawings and Environmental.  To the extent in Sellers’ or a Manager’s possession or control, the most recent Phase I environmental surveys of the Property, any other environmental surveys, soils reports, engineering and architectural studies or plans, grading plans, topographical maps, property conditions surveys, appraisals, plans, drawing and specifications, and such similar information regarding the Property.

5.1.6

Approvals.  Copies of all Approvals in effect that are in Sellers’ or Manager’s possession.

5.1.7

REIT Seller Sub Documents.  Copies of the REIT LLC Agreements, the election of the REITs to be treated as real estate investment trusts under the Code, the REIT Funding Agreements, the limited liability company agreements of the Mezz Owners and REIT Property Owners and all amendments thereto.

5.1.8

Financial Statements and Tax Returns.  On or before January 22, 2016, for LSOP 3 REIT MN, LLC and its corresponding Mezz Owner and REIT Property Owner, the annual financial statements and federal and state tax returns for the calendar year 2013 and, the quarterly financial statements for the calendar quarter ending December 31, 2013.  On or before January 22, 2016, for LSOP 3 REIT MN 2, LLC and LSOP 3 REIT MN 3, LLC and their corresponding Mezz Owners and REIT Property Owners, the annual financial statements and federal and state tax returns for the calendar year 2014 and the quarterly financial statements for the calendar quarters ended March 31, June 30, September 30 and December 31 of calendar year 2014 and the calendar quarters ended March 31, June 30 and September 30 of calendar year 2015.  All of these financial statements will be prepared in accordance with U.S. Generally Accepted Accounting Principles and in a manner generally consistent with the books and records of the entities and owners.

5.1.9

Form of REIT Opinion.  Sellers’ proposed form of the REIT Opinion (which form may be revised by Sellers from time to time during the Study Period, based on input from Buyer’s counsel to the extent acceptable to Sellers, or otherwise).

5.1.10

Evidence of REIT Basis.  Each REIT Seller Sub shall provide to Buyer prior to the end of the Inspection Period evidence in reasonable detail as to the tax basis of such REIT Seller Sub in each property owned by such REIT Seller Sub.

5.2

Physical Inspection of Property.  Prior to the expiration of the Study Period, Buyer and Buyer’s representatives, agents and designees shall have the right at reasonable times to enter upon the Real Property, at Buyer’s sole cost, solely for the purpose of conducting such Inspections as Buyer may elect to make or obtain, subject to the following:

5.2.1

Conduct.  Buyer shall promptly repair any damage caused by the Inspections to the reasonable satisfaction of Sellers.  The Deposit shall serve as security for such repairs if the Closing does not occur, and upon request of a Seller, Escrow Agent shall promptly make the Deposit available to such Seller for such repairs.  Buyer acknowledges and agrees that the Inspections shall be subject to the rights of the Tenants under the Leases and shall be performed in such a manner as to not interfere with such rights.  Buyer shall give Sellers reasonable prior notice of any Inspection so that Sellers will have the opportunity to have a representative present, which right Sellers reserve.

5.2.2

No Communication with Tenants.  Neither Buyer nor Buyer’s representatives, agents or designees shall communicate with any Tenants without the prior written approval of Sellers, not to be unreasonably withheld, delayed or conditioned.  Sellers reserve the right to be present at any meeting with any Tenant.

5.2.3

Indemnity and Insurance.  Buyer hereby agrees to indemnify and hold harmless Sellers and Manager, and their respective shareholders, officers, directors, partners, members, employees, agents, successors and assigns, from and against any mechanics’ lien or claim therefor, and any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys’ fees) arising out of any entry on the Real Property by Buyer or its representatives, agents or designees or out of any of their Inspections.  Prior to any entry upon the Real Property, Buyer shall, or shall cause its agents to, maintain and deliver to Sellers, for Sellers’ reasonable approval, policies of commercial general liability insurance in such amounts, covering such risks and in such form as is customary and appropriate with respect to such entry and Inspections.   Buyer shall not conduct any subsurface or invasive testing on the Real Property unless (a) a Phase I environmental site assessment recommends such testing, (b) Buyer requests in writing Seller’s prior written approval of such testing, which such request shall include, without limitation, the types of tests being proposed, where and how many borings are needed and where wells may need to be installed (if any), and Seller has thereafter approved such testing in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and (c) Seller and Buyer have, prior to the commencement of any such testing, entered into a separate written access agreement with respect to such testing, which agreement shall be in form and substance reasonably acceptable to Seller.  Notwithstanding the foregoing to the contrary, Buyer shall not be obligated to indemnify Sellers pursuant to this Section 5.3.2 for any costs or liability incurred by Sellers as a result of or arising from the discovery by Buyer, its agents, employees or contractors, of any hazardous or toxic materials on or under any of the Properties during the course of Buyer’s inspections and testing under Section 5.2 or (ii) the conduct by Buyer of soil, groundwater and other invasive testing permitted hereby, so long such testing is conducted in a commercially reasonable manner and Buyer repairs any damage to the Properties occurring in connection with any such testing, as required hereunder.  The provisions of this Section 5.2.3 shall survive the termination of this Agreement and the Closing.

5.3

Title and Survey.  Buyer shall obtain from the Title Company current title commitments in the name of Buyer for each of the Properties and thereafter promptly deliver such title commitments to Seller (collectively, the “Title Commitments”).  The cost of the Title Commitments shall be borne by Buyer and Sellers pursuant to Section 7.2 and Section 7.3 of this Agreement.   Upon receipt of the Title Commitments, Seller shall order and obtain updates of the existing surveys for each of the Properties, which updated surveys shall be certified to Buyer, the Title Company and any lender of which Buyer shall notify Seller in writing and which shall comply with the 2011 Minimum Standard Detail Requirements for an ALTA/ACSM Land Title Survey.  The costs and expenses of such updated surveys shall be borne by Buyer and Sellers pursuant to Section 7.2 and Section 7.3 of this Agreement.  Buyer shall determine during the Study Period whether each Property Owner’s title to the Property is satisfactory to Buyer.  Buyer may negotiate with the Title Company or any surveyor who prepared a Survey in order to cause them to modify the Title Report or any Survey, as applicable, to reflect only those exceptions to title that are acceptable to Buyer, and to commit to provide endorsements to the Title Policy or Title Policies.  The issuance of such endorsements shall not be a condition to Closing.

5.4

Termination.  Buyer shall have until 5:00 PM New York City Time on the Approval Date to notify Sellers that it approves the then current condition of the Properties and the Leases, along with the form of REIT Opinion last provided to Buyer by Sellers and has elected to proceed with Closing of the transaction contemplated hereby, subject to satisfaction or written waiver all of Buyer’s Conditions Precedent (“Buyer’s Notice of Approval”).  If Buyer fails to give Buyer’s Notice of Approval prior to such time, this Agreement shall terminate (other than provisions which expressly survive termination hereof), in which case the Deposit shall be returned to Buyer.

5.5

Effect of Termination.  If Buyer terminates this Agreement in accordance with Section 5.4, then all further rights and obligations of the Parties shall cease and terminate without any further liability of either Party to the other (except obligations under Surviving Provisions).

5.6

Title Cure by Sellers.  At or before Closing, Sellers shall remove or have the Title Company insure over, to the reasonable satisfaction of Buyer, all Seller Cure Exceptions, and Sellers may (i) at Closing, use any part of the Purchase Price therefor and (ii) by notice to Buyer prior to the Scheduled Closing Date, postpone the Closing for up to 60 days in order to effectuate such removal or insurance.   Except for the foregoing obligation regarding Seller Cure Exceptions, nothing contained in this Agreement or otherwise shall require any Seller to render title to the Property, the Units or the Intermediate Interests marketable or to remove or correct any title or survey matter, or any other exception or matter disapproved or identified by Buyer, or to take any action or incur any expense in order to do so.

5.7

New Title Matters.

(a)

New Encumbrances.  From and after the Effective Date, Sellers will not agree to any additional encumbrances to the Property without Buyer’s prior written consent,

which may be withheld in Buyer’s sole discretion, unless such encumbrances will be released and/or satisfied by Sellers prior to or at Closing.  Except for encumbrances that will be released and/or satisfied by Sellers prior to or at Closing, Sellers shall notify Buyer prior to agreeing to any additional encumbrance to the Property and Buyer shall have three (3) Business Days in which to approve or disapprove of such encumbrance.  If Buyer fails to approve or disapprove of such encumbrance within three (3) Business Days after receiving notice from Sellers, Buyer shall be deemed to have approved the encumbrance.

(b)

Title Updates.  If any supplemental title report or update issued subsequent to the expiration of the Study Period contains exceptions for matters placed on the public record following the Approval Date or otherwise not disclosed by the Title Report initially delivered to Buyer (“New Exceptions”), Buyer will be entitled to object to the New Exceptions by delivery of a notice of objections to Sellers on or before the date that is three (3) Business Days following Buyer’s receipt of such supplement or update.  If Buyer fails to deliver to Sellers a notice of objections on or before such date, Buyer will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions except to the extent that the New Exception constitutes a Required Cure Matter.  If such New Exception constitutes a Required Cure Matter, Sellers shall cure the same in accordance with Section 5.6 hereof.  If such New Exception does not constitute a Required Cure Matter, then Sellers will have not less than five (5) days after the receipt of Buyer’s notice (and, if necessary, Sellers may extend the Closing Date to provide for such five (5) day period), within which time Sellers may, but are under no obligation to, remove the objectionable New Exceptions.  If Buyer timely objects to such New Exception and such New Exception does not constitute a Required Cure Matter and within the five (5) day period, Sellers or Title Company do not (or do not agree to) remove the objectionable New Exceptions, then Buyer may terminate this Agreement upon written notice to Sellers no later than two (2) days following expiration of the five (5) day cure period.  If Buyer timely terminates this Agreement, the Deposit will be promptly returned to Buyer, and the parties shall be released from all further obligations under this Agreement (except those that expressly survive termination of this Agreement).  If Buyer fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Sellers and/or Title Company have removed or agreed to remove) will be included as Permitted Exceptions except to the extent that the same constitute Required Cure Matters.

(c)

Encumbrances.  The existence of Required Cure Matters shall not be objections to title and Sellers hereby agree that properly executed instruments necessary to satisfy the same will be delivered to Title Company at the Closing together with recording and/or filing fees (or an appropriate credit against the Purchase Price given for such fees), and Buyer and Sellers agree that such Required Cure Matters may be satisfied at Closing through the payment by Sellers or Buyer of the necessary portions of the Purchase Price to the applicable parties to satisfy same.

5.8

Copies of Third Party Reports.  If Buyer terminates this Agreement in accordance with Section 5.4, or if any Seller otherwise makes a request therefor, Buyer, within three Business Days after such termination or request, shall provide such Seller with copies of all third party Inspection reports and work product generated for Buyer with respect to the Property.  Such reports and work product shall be delivered to the requesting Seller without warranty of any kind as to the truth of the matters stated therein or the completeness thereof.

ARTICLE VI

THE CLOSING

6.1

Date and Manner of Closing.  The Closing shall take place by Escrow Agent delivering all documents and funds in accordance with this Agreement, as soon as all conditions to Closing contained in this Agreement have been satisfied (or waived in writing), which shall in any event be not later than the Scheduled Closing Date, time being of the essence (subject only to Sellers’ cure period under Section 5.6 actually extending beyond such date, in which event Sellers will give Buyer not less than three Business Days’ notice of the date of Closing).

6.2

Delay in Closing; Authority to Close.  If Escrow Agent cannot effectuate the Closing on or before the Scheduled Closing Date, it shall, nevertheless, effectuate the Closing when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions has not been timely satisfied, unless after the Scheduled Closing Date and prior to the Closing, Escrow Agent receives a written notice to terminate this Agreement from a Party who, at the time such notice is delivered, is not in default hereunder.

ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1

Prorations.  Prior to the Closing, Escrow Agent, with input from Sellers and Buyer, shall determine the amounts of the prorations in accordance with this Agreement and provide a draft Settlement Statement to Sellers and Buyer.  Sellers and Buyer shall review and either approve or propose changes or additions to such draft promptly and prior to the Closing, such approval not to be unreasonably withheld, conditioned or delayed.  The Parties shall cooperate to finalize the Settlement Statement prior to the Scheduled Closing Date.  REIT Seller shall be entitled to have distributed to it prior to Closing all cash held by any and all REIT Seller Subs.

7.1.1

Certain Items Prorated.  All income and expenses with respect to the Property and payable to or by a Property Owner shall be prorated between the Parties as of the Adjustment Point, including:  (i) all Minnesota real estate taxes and installments of special assessments for the fiscal year in which the Closing occurs, which taxes and assessments shall be prorated as follows:  (a) taxes and assessments due and payable in all years prior to the year of Closing shall be paid by Sellers on or before the Closing Date, (b) taxes and assessments due and payable in the year of Closing shall be prorated between Sellers and Buyer as of the Closing Date based on a calendar year with Sellers paying the portion allocable to the period prior to the Closing Date and Buyer paying the portion allocable to the period from, after and including, the Closing Date, and (c) Buyer shall assume and pay real estate taxes and the balance of any levied or pending assessments that are payable after the year of Closing occurs; (iii) Tenant Payments received under the Leases; (iv) charges for water, sewer, electricity, gas, fuel and other utility charges, based on meter readings within one day before Closing, to the extent available (except, with respect to the C-Corp Property, C-Corp Seller may elect to close its own applicable account, in which event Buyer shall open its own account and the applicable charges shall not be prorated); (v) amounts prepaid and amounts accrued but unpaid on Assigned Contracts; and (vi) periodic fees for Approvals.

7.1.2

Leasing Commissions and Tenant Improvements.  At the Closing, Buyer shall pay or reimburse Sellers for all leasing commissions, tenant improvement costs and allowances and other charges due and payable, or previously paid by a Property Owner, by reason of or in connection with any Leasing Transaction.  At or prior to the Closing, Sellers shall (or shall cause the applicable Property Owner to) pay all leasing commissions, tenant improvement costs and allowances and other charges due and payable by reason of or in connection with any Lease listed on Exhibit D (without giving effect to any Leasing Transaction).  To the extent that any leasing commissions,  tenant improvement costs and allowances and other charges relating to any Lease or Leasing Transaction are not due and payable as of the Closing Date, Buyer shall receive a credit on the Settlement Statement equal to the amount, if any, thereof relating to any Lease listed on Exhibit D (without giving effect to any Leasing Transaction).

7.1.3

Tax Refunds.  To the extent not required pursuant to Leases to be paid or credited to Tenants, (i) real property tax refunds and credits received after the Closing that are attributable to a fiscal year prior to the fiscal year in which the Closing occurs shall belong to Sellers, and (ii) any such refunds and credits attributable to the fiscal tax year in which the Closing occurs shall be apportioned between Sellers and Buyer (according to their respective periods of ownership during such fiscal year) after deducting the reasonable out-of-pocket expenses of collection thereof.  Sellers shall have the sole right to prosecute any proceedings for the reduction or refund of real property taxes that have been commenced prior to the Closing and relates to the period covered by the foregoing clause (i), and Buyer shall (and shall, after Closing, cause any applicable Property Owner to) cooperate in connection therewith.  Buyer shall not (and after Closing, shall not cause or permit a Property Owner to) withdraw, compromise or settle any such proceeding relating to the fiscal year in which the Closing occurs without Sellers’ prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Upon settlement of any such proceeding, all settlement proceeds which are, in accordance with the terms of the Leases, to be returned or reimbursed to Tenants under Leases, shall be the sole property of Buyer, and Sellers shall, to the extent permissible by the taxing authority, direct the taxing authority to pay all such amounts directly to Buyer.  Buyer will indemnify Sellers against any and all claims by, or demands from, Tenants with respect to the preceding sentence.

7.1.4

Security and Other Deposits.  At the Closing, Sellers shall cause each Property Owner to deliver or credit to Buyer all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by a Property Owner under the Leases, and Buyer shall pay or credit to Sellers an amount equal to all utility deposits and deposits under Assigned Contracts then held by third parties with respect to the Property.  At or within a reasonable time after Closing, Sellers shall cause each

Property Owner to transfer to Buyer any Tenant security deposits in form other than cash (including letters of credit or security interests in security deposit escrows) by way of appropriate instrument of transfer or assignment.

7.1.5

Delinquent Tenant Payments.  Delinquent Tenant Payments shall not be prorated, and all rights thereto shall be retained by Sellers, and Sellers reserve the right to collect such delinquent Tenant Payments; and Buyer agrees to (and, after Closing, agrees to cause the REIT Property Owners to), cooperate with Sellers in Sellers’ efforts to collect such Tenant Payments, including, if necessary, joining in any legal action instituted by any Seller; provided, however, that no such litigation shall seek termination of any Lease, or eviction of any Tenant, and provided, further that, no such legal action may be commenced by Seller prior to the date that is ninety (90) days after the Closing Date.  If at any time after the Closing, Buyer, a REIT Property Owner, a REIT or a Mezz Owner shall receive any such delinquent Tenant Payments (all of which Buyer shall (or shall cause each REIT Property Owner to) use commercially reasonable efforts to obtain), Buyer shall immediately cause such Tenant Payments to be remitted to Sellers, provided that any monies received from a delinquent Tenant shall be applied (regardless of any designation by such Tenant as to which installment(s) of Rent such payment shall be applied) first to any rents or other amounts then due to Buyer and then to delinquent rents in the inverse order in which they became due and payable.  If the Tenant Payments required to be made by any Tenants include percentage rent, additional rent or escalation charges or reimbursements for real property taxes, operating expenses or other charges, Sellers and Buyer shall at the Closing reasonably estimate the unpaid amount thereof attributable to any period prior to the Closing and Buyer shall pay or credit such amount to Sellers at the Closing.

7.1.6

REIT Funding Agreements.  Fees and other charges paid or payable under the REIT Funding Agreements for the Current Year shall be prorated between the Parties as of the Adjustment Point.  All fees and charges payable after the Closing by or with respect to a REIT pursuant to any REIT Funding Agreement shall be paid by the REIT or the Buyer.

7.1.7

Survival.  The provisions of this Section 7.1 shall survive the Closing for one year.  If the Closing shall occur before the tax rate or assessed valuation is fixed for the Property, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding fiscal year applied to the most recently applicable assessed valuation, subject to further and final adjustment when the tax rate and/or assessed valuation is fixed for the fiscal  year in which the Closing occurs.  If any item to be prorated or adjusted as set forth in this Section 7.1 is not determinable at the Closing or is based on an estimate or inaccurate information, the proration or adjustment shall be made after the Closing when the applicable amount is determined.  Any errors or omissions in computing prorations or adjustments at the Closing shall be promptly corrected, provided that the Party seeking to correct such error or omission shall have notified the other Party thereof on or prior to the date that is one year following the Closing Date.

7.2

Sellers’ Costs.  Sellers shall pay (i) all state deed tax due and payable upon recording of the Deed in connection with the transfer of the C-Corp Property and the Units (if any), (ii) one-half of the cost of the Title Commitments; (iii) one-half of the cost of the updates to the surveys required pursuant to Section 5.3 of this Agreement; (iv) one-half of Escrow Agent’s escrow fee or escrow termination charge, (v) the costs incurred in recording any instruments to remove title matters that Sellers elect or are obligated hereunder to remove, and (vi) Sellers’ own attorneys’ fees.

7.3

Buyer’s Costs.  Buyer shall pay (i) one-half of Escrow Agent’s escrow fee or escrow termination charge, (ii) one-half of the cost of the Title Commitments; (iii) one-half of the cost of the updates to the surveys required pursuant to Section 5.3 of this Agreement; (iv) any and all costs in connection with the Title Policies (including, without limitation, any title insurance endorsements ordered by Buyer), (v) any costs incurred in connection with Buyer’s investigation of the Property pursuant to Article V, (vi) the costs of recording the Deed, (vii) any costs in connection with any financing Buyer elects to obtain, and (viii) Buyer’s own attorneys’ fees.

ARTICLE VIII

DEFAULT

8.1

Seller’s Remedies.  If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to Section 5.4, Section 8.2 or Article X), Buyer fails to complete the purchase of the C-Corp Property and the Units as herein provided, Sellers shall be released from any further obligations hereunder.  Insofar as it would be extremely impracticable and difficult to estimate the damage and harm which Sellers would suffer due to such failure, and insofar as a reasonable estimate of the total net detriment that Sellers would suffer from such failure is the amount of the Deposit, in the event of such failure, Sellers shall be entitled to the Deposit, which amount is not intended to be and is not a penalty, and which shall be Sellers’ sole remedy for damages arising from Buyer’s failure to complete the purchase.  If Sellers are released pursuant to this Section, Buyer shall deliver an instrument confirming such release promptly upon demand of a Seller.  Notwithstanding anything in this Agreement to the contrary, if the transactions contemplated in this Agreement are not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then Seller may terminate this Agreement by giving Buyer 30 days’ prior written notice of such default in accordance with Minnesota Statutes Section 559.21.  If Buyer fails to cure all items of default specified in the notice within 30 days of receiving such notice, or otherwise fails to act in accordance with Minnesota Statutes Section 559.21, then this Agreement shall be deemed terminated.

8.2

Buyer’s Remedies.  If the sale of the Property is not completed as herein provided solely by reason of any material default of a Seller, Buyer shall be entitled to (i) terminate this Agreement after delivering written notice to Sellers of such default and allowing Sellers three days to cure such default and, subject to Section 5.2, obtain the return of the Deposit, or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this

Agreement.  Buyer waives any right to pursue any other remedy at law or equity for such default of a Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.  Buyer shall be deemed to have elected the remedy set forth in the foregoing clause (i) if Buyer fails to file suit for specific performance against the applicable Seller in a court having jurisdiction in the county and state in which the Real Property is located, on or before ten Business Days following the Scheduled Closing Date.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by Buyer as a result of an intentional material default by a Seller after all applicable notice and cure periods, and specific performance is, for any reason, not available to Buyer, Buyer may bring an action to recover any and all reasonable, documented out-of-pocket costs and expenses in connection with Buyer’s negotiation of this Agreement and its due diligence investigations relating to the transaction contemplated by this Agreement, provided that, the aggregate amount of such costs and expenses that Buyer may be entitled to recover shall not to exceed $250,000.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1

Sellers’ Warranties and Representations.  The matters set forth in this Section 9.1 (Collectively, “Seller’s Express Representations”) constitute representations and warranties by Sellers that are as of the Effective Date and (except for matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct.  If, to Sellers’ Knowledge, any of the following representations and warranties is not, or ceases to be, true, Sellers shall give prompt notice to Buyer (which notice shall include copies of any document upon which Sellers’ notice is based).  To the extent Buyer has or acquires actual knowledge, or with respect to Sections 9.1.5 and 9.1.6, is deemed to know, prior to the expiration of the Study Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge or, in the case of Sections 9.1.5 and 9.1.6, Buyer’s deemed knowledge.  With respect to Sections 9.1.5 and 9.1.6, Buyer shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement, any Estoppel, any Lease, or any Contract, Tenant file or the public record contains information which is inconsistent with such representation or warranty.

9.1.1

No Broker.  Sellers have not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except the Broker.  Sellers shall pay all brokerage commissions to the Broker, as the Broker may be entitled thereto.  Sellers shall indemnify and hold harmless Buyer from any claims, costs, damages or liabilities (including reasonable attorneys’ fees) arising from any breach of the representation contained in this Section 9.1.1.

9.1.2

Power and Authority.  Sellers have the legal power, right and authority to enter into this Agreement, to carry out their respective obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by Sellers of this Agreement and any other transaction document to which either Seller is a party, the performance by either Seller of its respective obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller.  This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against each Seller in accordance with its terms.

9.1.3

Condemnation.  There is no pending or, to Sellers’ Knowledge, threatened condemnation or similar proceeding affecting any part of the Property as of the Effective Date.

9.1.4

Contravention.  The execution, delivery and performance by Sellers of this Agreement and the other transaction documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the other organizational documents of either Seller or any REIT Seller Sub; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Sellers and the Property; or (c) result in the creation or imposition of any encumbrance on the Property which cannot be satisfied and/or released by Sellers at or prior to Closing.

9.1.5

Leases and Contracts.  The Leases identified on Exhibit D, the Contracts identified on Exhibit I and the Management Agreement comprise all of the Leases and Contracts as of the Effective Date (a) by which the Property is bound or affected or (b) to which either Seller or any REIT Seller Sub is a party or by which any of them is bound in connection with the Property.  The Rent Roll delivered to Buyer is the schedule maintained and relied on by Seller for internal administration purposes.

9.1.6

Compliance.  Neither Sellers nor any REIT Seller Subs have received written notice from any Governmental Authority that the Property is not in material compliance with all applicable laws, rules and regulations, except for such failures to comply, if any, which have been remedied.

9.1.7

Employees.  Neither Sellers nor any of the REIT Seller Subs have any employees on-site at the Property providing on-site services to the Property.

9.1.8

No Violations. To Sellers’ Knowledge, neither Sellers nor any of the REIT Seller Subs have received any written notification from any Governmental Authority of any violation at the Property of applicable statutes, ordinances, codes or other laws which have not been cured or will not have been cured as of the Closing Date.

9.1.9

Litigation.  There is no litigation pending or, to Sellers’ Knowledge, threatened against (i) a Property Owner relating to or affecting any portion of the Property, or (ii) a REIT or a Mezz Owner relating to or affecting any portion of the Property.

9.1.10

OFAC.  Neither a Seller nor, after making due inquiry, any person or entity that owns, directly or indirectly, an equity interest in or otherwise controls a Seller, nor any of a Seller’s officers, directors or managers, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”).

9.1.11

Title to Unit and Interests.  REIT Seller owns the Units, each REIT owns all of the Intermediate Interests in such REIT’s corresponding Mezz Owner, and each Mezz Owner owns all of the Intermediate Interests in such Mezz Owner’s corresponding REIT Property Owner, in each case free and clear of any and all liens, claims or encumbrances other than those relating to the indebtedness of each Mezz Owner that will be repaid by each Mezz Owner on or prior to Closing.

9.1.12

Due Formation.  Each Seller and each REIT Seller Sub (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (b) has full corporate power and authority to own, operate or lease the Properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.  Each Seller and each REIT Seller Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Property or the operation of its business as currently conducted makes such licensing or qualification necessary.

9.1.13

No Bankruptcy.  Neither REIT Seller nor any of the REIT Seller Subs have (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) admitted in writing its inability to pay its debts as they come due.

9.1.14

Environmental.  Except as disclosed to Buyer in writing, Sellers have not received any written communication alleging that Sellers or the Property is or was not in compliance with any applicable Environmental Law.  The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing Hazardous Materials as in effect on the Effective Date, together with their implementing regulations and guidelines as of the Effective Date, and all state and local laws, regulations and ordinances that regulate Hazardous Materials in effect as of the Effective Date.  “Hazardous

Materials” means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any applicable law, as currently in effect as of the Effective Date (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials or (viii) radioactive materials.

9.1.15

REIT Financial Statements.  True and correct copies of LSOP 3 REIT MN, LLC’s unaudited financial statements consisting of the consolidated balance sheet of such REIT (which includes such REIT’s corresponding Mezz Owner and REIT Property Owner) for the 2013 calendar year, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the calendar year ending on December 31, 2013 (the “REIT MN Financial Statements”) have been delivered or made available to Buyer.  True and correct copies of LSOP 3 REIT MN 2, LLC’s and LSOP 3 REIT MN 3, LLC’s unaudited financial statements consisting of the consolidated balance sheet of such REITs (which includes each such REIT’s corresponding Mezz Owner and REIT Property Owner) for the 2014 calendar year, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the calendar year ending on December 31, 2014 (the “REIT MN 2 and 3 Financial Statements” and together with the REIT MN Financial Statements, collectively, the “Financial Statements”) have been delivered or made available to Buyer.   The Financial Statements were prepared in accordance with U.S. Generally Accepted Accounting Principles and fairly present each REIT’s financial condition and the results of their operations for the periods covered thereby.  The consolidated balance sheets of each of the REIT Seller Subs as of December 31, 2013 (with respect to LSOP 3 REIT MN, LLC) and December 31, 2014 (with respect to LSOP 3 REIT MN 2, LLC and LSOP 3 REIT MN 3, LLC) are referred to herein as the “Balance Sheets” and each respective date thereof as a “Balance Sheets Date”.  To Sellers’ Knowledge, no REIT Seller Sub has any liabilities except (i) those which are adequately reflected or reserved against in the applicable Balance Sheets as of the applicable Balance Sheets Date; and (ii) those which have been incurred in the ordinary course of business since the applicable Balance Sheets Date and which are not, individually or in the aggregate, material in amount.

9.1.16

Absence of Certain Changes, Events and Conditions.  Since the most recent applicable Balance Sheets Date, and other than in the ordinary course of business consistent with past practice, none of the following have occurred with respect to either Seller or any REIT Seller Sub:

(1)

material change in any method of accounting or accounting practice, except as required by federal income tax basis of accounting principles or as disclosed in the notes to the Financial Statements;

(2)

incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(3)

any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees, or any contract or agreement to do any of the foregoing;

(4)

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law, or any contract or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

9.1.17

The REITs.  The authorized capital stock of each REIT consists of (i) the Unit as defined in the applicable REIT’s REIT LLC Agreement, which is issued to and held of record by REIT Seller, and (ii) 125 Preferred Units.  The Units and all outstanding Preferred Units have been duly authorized and are validly issued, fully paid and non-assessable.  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case of or issued by any REIT, relating to any of the Units or obligating any of the REITs to issue or sell any units or shares of, or any other interest in, such REIT.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings that will remain in effect with respect to the voting or transfer of any of the Units after Closing.  No REIT owns, or has any interest in, any shares of, or has an ownership interest in, any entity other than its corresponding Mezz Owner.  No REIT is a party to, or bound by, any agreement other than the REIT Funding Agreements and the documents described in Exhibit J to which such REIT is a party.

9.1.18

Insurance.  Schedule 9.1.18 attached hereto sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by each Seller or REIT Seller Sub and relating to the Property (collectively, the “Insurance Policies”), and (b) with respect to the Property, a list of all pending claims and the claims history for each Seller and REIT Seller Sub for the duration of Sellers’ period of ownership.  There are no claims related to the Property pending under any such Insurance Policies as to which coverage has been denied.  Neither Seller nor any REIT Seller Sub has received any written notice of cancellation or suspension of any of the Insurance Policies.  True and complete copies of certificates of insurance with respect to all of the Insurance Policies have been made available to Buyer.

9.1.19

Mezz Owner and REIT Property Owner.  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case of or issued by any of the REIT Seller Subs, relating to any of the Intermediate Interests or obligating any of the REIT Seller Subs to issue or sell any limited liability company interests of, or any other interest in, a Mezz Owner or a REIT Property Owner.  No Mezz Owner owns, or has any interest in, any shares of or has an ownership interest in any entity other than such Mezz Owner’s corresponding REIT Property Owner; and no

REIT Property Owner owns, or has any interest in, any shares of or has an ownership interest in any entity.  No Mezz Owner is a party to, or bound by, any agreement other than the documents described in Exhibit J to which it is a party.  No REIT Property Owner is a party to, or bound by, any agreement other than (i) the REIT Leases and the REIT Contracts, (ii) the REIT Approvals and Permitted Exceptions, if any, that constitute agreements, (iii) the Management Agreement and the Leasing Agreement, which will be terminated prior to or at Closing, (iv) other agreements, if any, that either will be terminated prior to, or will not impose any obligations on a REIT Property Owner after, Closing, (v) other agreements, if any, that have been, or will be during the Study Period, disclosed in writing to Buyer, and (vi) documents evidencing, securing and delivered in connection with any mortgage loan made in connection with the acquisition of the Property by the REIT Property Owners and from which the REIT Property Owners and the REIT Property will be released prior to or at Closing.

9.1.20

The REIT Seller Subs.  All of the organizational documents of the REIT Seller Subs are set forth on Exhibit J, and are in full force and effect and have not been amended, supplemented or otherwise modified, except as shown in such Exhibit J.  Such organizational documents contain the entire agreement between the parties thereto.  The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement does not and will not conflict with or violate any of such organizational documents.  No REIT Seller Sub currently has in place a valid election under Section 754 of the  Code or has participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.  Each REIT Seller Sub has been operated in the ordinary course of business consistent with past practices and there has not been any change in any method of accounting or accounting practice employed by any of them that would render their financial statements inconsistent with the Financial Statements.  No REIT Seller Sub has engaged in any business unrelated to the REIT Property or ownership of Intermediate Interests, and none of them owns any assets other than those related to the REIT Property or the Intermediate Interests, as applicable.  Neither a REIT nor any Mezz Owner is a party to any agreement pursuant to which it receives payments that would not constitute gross income described within Section 856(c)(2) of the Code.

9.1.21

Tax Matters.  The following matters are true as of the Effective Date:

(i)

All income and other material tax returns required to be filed by, on behalf of or with respect to the income, assets or operations of, REIT Seller Subs have been timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); and all such tax returns were accurate and complete in all material respects.  All material taxes payable by, on behalf of or with respect to the income, assets or operations of, REIT Seller Subs have been fully and timely paid, and adequate reserves or accruals for taxes of such entities have been provided in accordance with its standard accounting practices with respect to any period for which tax returns are not yet due and have not yet been filed.  No REIT Seller Sub has agreed to any waiver of any statute of limitations in respect of taxes that remains in effect.

(ii)

For all taxable years of each REIT’s existence, each such REIT has been subject to taxation as a real estate investment trust within the meaning of section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years, including but not limited to all annual income tests, all quarterly asset tests, and all securities ownership and other asset ownership prohibitions and limitations.  Each REIT has operated, and intends to continue to operate, in such a manner as to qualify as a real estate investment trust for the Current Tax Year, determined as if the Current Tax Year ended on the Closing Date (but without regard to Section 857(a)(1) of the Code, any transactions that occur on or after the Closing). No dividends, if any, paid by a REIT were preferential dividends described in Section 562(c) of the Code, and no challenge to its status as a real estate investment trust is pending or has been threatened in writing.

(iii)

Each REIT Property Owner and each Mezz Owner have been since their formation treated for U.S. federal income tax purposes as disregarded entities and not as corporations or associations taxable as corporations.

(iv)

No REIT holds any asset the disposition of which would be subject to Treasury Regulations section 1.337(d)-7 or other rules similar to Section 1374 of the Code, and no REIT has ever sold any property at a gain for federal income tax purposes.

(v)

No REIT had any accumulated earnings or profits for federal income tax purposes as of the end of the taxable year immediately preceding the Current Tax Year, and the distributions made and which are governed by Section 316 of the Code, or to be made by the Closing, with respect to the Current Tax Year will equal or exceed the REIT Seller’s written estimate as of the Closing of current earnings and profits of the applicable REIT for the portion of the Current Tax Year ending on the Closing Date.  In the event such distributions in respect of a REIT made by Closing with respect to the Current Tax Year are less than the actual earnings and profits of such REIT for the portion of the Current Tax Year ending on the Closing Date (as reasonably determined by Buyer consistent with REIT Seller’s prior practice with respect to computing earnings and profits), REIT Seller shall be obligated to reimburse Buyer for any such shortfall.

(vi)

No REIT Seller Sub is subject to any audit (either in progress or, to Sellers’ knowledge, pending in writing) relating to any taxes or any assessment for taxes, whether in connection with the Closing or otherwise.

(vii)

REIT Seller has made available to Buyer correct and complete copies of all federal income and other material tax returns of REIT Seller Subs that have been filed.  Neither REIT Seller nor any of the REIT Seller Subs have filed or intend to file tax returns with respect to any REIT Seller Sub or the REIT Property in any U.S. state other than Minnesota.

(viii)

Neither REIT Seller nor any of the REIT Seller Subs have requested any extension of time within which to file any material tax return of any REIT Seller Sub, which material tax return has since not been filed.

(ix)

No REIT Seller Sub is a party to any tax sharing or similar agreement or arrangement (other than any such agreement as to which only REIT Seller Subs are party) pursuant to which it will have any obligation to make any payments after the Closing.

(x)

No REIT Seller Sub (nor any person or entity on behalf of any REIT Seller Sub) has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities, which may have an effect on any taxable period beginning after the Closing Date.

(xi)

Other than with respect to inclusion in combined return filings in Minnesota, no REIT Seller Sub has been a member of an affiliated, unitary, combined or consolidated group within the meaning of Code Section 1504(a) or any similar provision of state, local or foreign law.

(xii)

There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of any REIT Seller Sub.

(xiii)

No REIT Seller Sub has distributed stock of another person, or had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xiv)

All distributions required to be made on or prior to the date hereof by any REIT Seller Sub under its applicable organizational documents or other agreements binding on any of the REIT Seller Subs have been made as and when required; accordingly, no required distributions have been deferred by any REIT Seller Sub and no “makeup” distributions will be due and owing after Closing.

9.1.22

Minnesota Statutes.  To Seller’s Knowledge: (i) there are no wells on the Property within the meaning of Minn. Stat. §1031, which representation is intended to satisfy the requirements of Minn. Stat. §1031; (ii) there is no sewage generated at the Property to be managed; (iii) there is no individual sewage treatment system located on or serving the Property, which representations are intended to satisfy the requirements of Minn. Stat. §115.55, Subd. 6; and (iv) methamphetamine production has not occurred on the Property, which representation is intended to satisfy the requirements of Minn. Stat. §152.0275.  To Seller’s Knowledge, no above ground or underground tanks are located in or about any of the Real Property, or have been located under, in or about any of the Real Property and have subsequently been removed or filled.  To the extent storage tanks exist on or under any of the Real Property, to Seller’s Knowledge such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

9.2

Buyer’s Warranties and Representations.  The matters set forth in this Section 9.2 constitute representations and warranties by Buyer that are now and shall, at the Closing, be true and correct.

9.2.1

No Broker.  Except for the Broker, whose fees shall be paid by Sellers pursuant to a separate written agreement, Buyer has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement.  Buyer shall indemnify and hold Sellers harmless from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 9.2.1.

9.2.2

Power and Authority.  Buyer has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

9.2.3

Independent Investigation.  The consummation of Closing shall constitute Buyer’s acknowledgment that it has independently inspected and investigated the Property and has entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.

9.2.4

Buyer Reliance.  Buyer is experienced in and knowledgeable about the ownership and management of commercial real estate properties and entities that own them, and it has relied and will rely exclusively on (i) Seller’s Express Representations and (ii) its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Units, the Intermediate Interests and the Property, its condition, value and potential.  Buyer agrees that, notwithstanding the fact that it has received or will receive certain information from Sellers or their agents or consultants, Buyer has relied solely upon and will continue to rely solely upon (i) Seller’s Express Representations and (ii) its own analysis and will not rely on any information provided by Sellers or their agents or consultants.

9.2.5

ERISA.  In connection with the acquisition of the Units and the C-Corp Property, Buyer is not using the assets of any employee benefit plan (within the meaning of Section 3(3) of ERISA).

9.2.6

OFAC.  Neither Buyer nor, after making due inquiry, any person or entity that owns, directly or indirectly, an equity interest in or otherwise controls Buyer, nor any of its officers, directors or managers, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including the Executive Order), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the Money Laundering Act.

9.2.7

Investment Purposes.  Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the sale of the Units hereunder is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

9.3

No Other Warranties and Representations.  Except as specifically set forth in this Article IX or in a Closing Document, neither Sellers nor Buyer has made, makes or authorized anyone to make, any warranty or representation with respect to itself, the Property or the transaction contemplated hereby.  Buyer hereby also acknowledges as follows:

9.3.1

DISCLAIMER AS TO THE PROPERTY.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.1 OR IN A CLOSING DOCUMENT, SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY,   THE UNITS OR THE INTERMEDIATE INTERESTS, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.3.2

“AS IS” SALE.  UPON CLOSING, SELLERS SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE UNITS AND THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN A CLOSING DOCUMENT.  BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE UNITS ARE BEING SOLD WITH THE PROPERTY “AS-IS.”

9.3.3

PHYSICAL AND ENVIRONMENTAL MATTERS.  BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH APPLICABLE SELLER AS ARE EXPRESSLY SET FORTH IN SECTION 9.1.  UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING CONSTRUCTION DEFECTS AND ADVERSE

PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS (AND SELLERS’ OFFICERS, MEMBERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ONE OR MORE OF THE SELLERS (AND SELLERS’ OFFICERS, MEMBERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

9.4

Survival.  The representations and warranties contained in Sections 9.1 and 9.2, and the provisions of Section 9.3, shall survive the Closing, the delivery of the Unit Assignment, the Deed and the payment of the Purchase Price, provided that (i) such representations and warranties (but not such provisions) shall cease and terminate at the end of the Survival Period, except to the extent that Buyer or Sellers, as the case may be, shall have commenced, during the Survival Period, a legal proceeding based on the breach thereof as of the Closing Date, (ii) the maximum total liability for which Sellers shall be responsible with respect to all representations and warranties shall not exceed the Cap Limitation in the aggregate, and (iii) no Seller shall have any liability for any breaches of such representations and warranties unless and until the aggregate amount claimed in respect of such breach exceeds the Basket Limitation, in which event Seller shall be liable for all losses from the first dollar.  Unless otherwise expressly stated in this Agreement to survive, all other representations, covenants, conditions and agreements contained herein shall merge into and be superseded by the Closing Documents and shall not survive the Closing.

ARTICLE X

CASUALTY AND CONDEMNATION

Promptly after learning thereof, Sellers shall give Buyer written notice of any condemnation, damage or destruction to any of the Property occurring prior to the Closing.  If prior to the Closing all or a material portion of the Property is condemned, damaged or destroyed, Buyer shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies toward the payment of the Purchase Price to the extent such condemnation award or insurance payment has been received by a Seller, receiving from such Seller an amount equal to any applicable deductible under any such insurance policy, or (ii) terminating this Agreement by delivering written notice of such termination to Sellers and Escrow Agent within ten days after Buyer has received written notice from Sellers of such material condemnation, damage or destruction.  If prior to the Closing an immaterial portion of the Property is condemned, damaged or destroyed, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation award or insurance payment has been received by a Seller.  For purposes of this Article X, damage to or destruction of a portion of the Property will be considered to be “material” if it is reasonably estimated to cost more than $1,000,000 to restore.

ARTICLE XI

CONDUCT PRIOR TO CLOSING

11.1

Conduct.  From and after the Effective Date, the Property Owners shall operate the Property in the ordinary course and consistent with past practice and shall use commercially reasonable efforts to maintain the Properties in accordance with past practice, subject to ordinary wear and tear and casualty and condemnation.  Without limiting the generality of the foregoing, Sellers shall (i) perform all material obligations under the Leases and Contracts as required thereunder, (ii) keep in force and effect all existing casualty, liability and other insurance coverages which are presently maintained by each of the Sellers relating to any of the Properties, and (iii) give Buyer prompt written notice of the occurrence of any material default under any of the Leases or any notice by a Tenant of its election to vacate, or any actual vacation of, the premises covered by its Lease, or to terminate its Lease, or any claim of a default by any Sellers under any Lease.

11.2

Actions Prohibited.  Sellers shall not, without the prior written approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed, cause or permit a Property Owner to:

11.2.1

make any material structural alterations or additions to any Property, except (a) in the ordinary course of operating such Property, (b) as required for maintenance and repair or (c) as required by any Governmental Authority or any of the applicable Leases or Contracts;

11.2.2

sell, transfer, encumber or change the status of title of all or any portion of any Property;

11.2.3

change or attempt to change, directly or indirectly, the current zoning of any Real Property in a manner materially adverse to it; or

11.2.4

cancel, amend or modify, in a manner materially adverse to any Real Property, any Approval that would be binding upon a Property Owner after the Closing.

11.2.5

voluntarily cancel or modify any Insurance Policies, except as required by applicable law or by Sellers’ lender(s); or

11.2.6

intentionally fail to perform any of its material obligations under any Lease or Contract.

11.3

Leasing Transactions.  Prior to the expiration of the Study Period, Sellers may cause a Property Owner to enter into Leasing Transactions provided notice is given to Buyer within five (5) Business Days thereafter and in any event at least three (3) Business Days prior to the expiration of the Study Period, which notice shall specify all leasing commissions payable in connection with such Leasing Transaction and the projected cost of all tenant improvement costs which will be the responsibility of the landlord under the applicable Lease.  After the expiration of the Study Period, Sellers shall not cause or allow a Property Owner to, enter into any Leasing Transaction unless it is (i) required by any of the Leases or (ii) approved by Buyer in writing, which approval will not be unreasonably withheld, conditioned or delayed, and will be deemed given if Buyer fails to notify the applicable Seller of its disapproval within five (5) Business Days after such approval is requested.

11.4

Contracts.  Prior to the expiration of the Study Period, Sellers may cause a Property Owner to cancel, amend and modify any of the Contracts, and enter into any new Contract, provided notice is given to Buyer within five (5) Business Days after such action and in any event at least three (3) Business Days prior to the expiration of the Study Period.  After the expiration of the Study Period, Sellers shall not cause or allow a Property Owner to cancel, amend or modify any of the Contracts, or enter into any new Contract, without Buyer’s consent, which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed given if Buyer fails to notify the applicable Seller of its disapproval within five (5) Business Days after such approval is requested; provided that  Buyer’s consent to an amendment or modification of a Contract, or a new Contract, will not be required if it is in the ordinary course of operating the Property and the Contract (i) will not be binding on Buyer or the REIT Property Owner, as the case may be, after Closing or (ii) is cancelable on thirty days or less notice without penalty or premium.  At or prior to Closing, Sellers shall cause each Property Owner to terminate the Management Agreement, the Leasing Agreement, and all other Contracts that (1) are terminable without cause or termination charge, by notice given not more than 30 days before Closing, and (2) Buyer elects to have terminated, by notice to Sellers given during the Study Period.  The Contracts that are so terminated will not be Assigned Contracts.

11.5

Confidentiality.  Buyer shall continue to perform and observe its obligations under the confidentiality agreement with respect to this transaction that was previously executed and delivered by Buyer (or its Affiliate).  Each Party shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation, disclose the terms of this Agreement or of such sale and purchase to any third parties other than their respective mortgage lenders, attorneys (including their respective lenders’ attorneys), accountants, advisers and consultants, and the Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement.  Neither Sellers nor Buyer shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other Party (which consent may not be unreasonably withheld).  Notwithstanding the foregoing, Buyer may file a Form 8-K with the U.S. Securities and Exchange Commission that may include a summary of the terms of this Agreement and other information in connection with the transaction, the Property and/or Sellers as required by applicable law; provided, however, that if permitted by law, Buyer shall not, in connection therewith, (a) include or reference therein the names “Greenfield”, “Greenfield Partners”, any employees of Sellers and/or Sellers’ Affiliates or any derivations or combinations thereof, (b) reveal the Purchase Price, and/or (c) disclose more information in connection with the transaction, Sellers and/or the Property as is absolutely required by applicable law.  This Section 11.5 shall survive the Closing or termination of this Agreement.

11.6

Exclusivity.  Following the Effective Date of this Agreement and continuing until the Closing or any earlier termination of this Agreement as provided herein, Sellers agree not to accept offers for the Property or negotiate with any other parties regarding transfer or other direct or indirect disposition of the Property; provided, however, that this paragraph shall not apply to Sellers’ receipt of or rejection of unsolicited bids or offers for the Property.

ARTICLE XII

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon the receipt by facsimile transmission as evidenced by receipt transmission report, or upon the delivery by overnight express delivery service, addressed as follows:

If to Buyer, to:

Talon OP, LP

5500 Wayzata Blvd., Suite 1070

Minneapolis, MN 55416

Attention: MG Kaminski

Facsimile: (952) 449-3636

with copies to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota  55402-3901

Attention:  Jonathan R. Zimmerman

Facsimile:  (612) 766-8419

And

Winthrop & Weinstine, P.A.

225 South Sixth Street, Suite 3500

Minneapolis, MN 55402

Attention: Thomas M. Hart

Facsimile: (612) 604-6824

If to Sellers, to:

c/o Greenfield Partners, LLC

2 Post Road West

Westport, CT 06880

Attention:  Barry P. Marcus

Facsimile:   (203) 222-4930

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

Attention: David J. Bryant

Facsimile:  (312) 577-8665

If to Escrow Agent, to:

Chicago Title Insurance Company

7701 France Avenue South, Suite 120

Edina, Minnesota 55435

Attention: Robert Ibler, State Underwriter

Facsimile: (952) 826-3046

or to such other address or to such other person as either Party or Escrow Agent shall designate to the others for such purpose in the manner set forth above.

ARTICLE XIII

ADDITIONAL PROVISIONS

13.1

Tax Returns.

13.1.1

Following the Closing, REIT Seller shall prepare, or cause to be prepared and filed, in a manner that is consistent with past practice, except as required by applicable law, all tax returns with respect to REIT Seller Subs that relate to (or include) any tax period (or portion thereof) ending on or before the Adjustment Point.   REIT Seller shall pay or cause to be paid the taxes shown as due on any such tax return to the extent such taxes relate to any tax period prior to the Adjustment Point; provided that REIT Seller shall have no liability with respect to (and Buyer shall pay or cause to be paid) (i) any such taxes that result from actions (but not inactions) outside the ordinary course of business taken after the Adjustment Point or (ii) Taxes incurred after the Adjustment Point.  Buyer shall not file any amended tax return or other return based on income or net worth required by a federal, state or local taxing authority for any REIT Seller Sub for the Current Taxable Year and any taxable period ending on or prior to the Adjustment Point, without the express written consent of REIT Seller, if such amended return would result in an increased tax liability to REIT Seller or its ultimate beneficial owners.

13.1.2

Buyer shall prepare or cause to be prepared any tax returns with respect to REIT Seller Subs that are required to be filed for any tax year beginning after the Current Tax Year.  Following the Closing, neither Buyer nor any such entity shall amend any tax return to the extent that such tax return relates to any tax period prior to the Adjustment Point, without the prior written consent of REIT Seller (which will not be unreasonably withheld, conditioned or delayed).  Buyer shall, upon REIT Seller’s request and at the expense of REIT Seller, cause the relevant REIT Seller Sub to file for and obtain any refunds or credits to which REIT Seller may be entitled hereunder.  Buyer shall permit REIT Seller to control (at the expense and in the sole discretion of REIT Seller) the prosecution and content of any such refund or credit claim.

13.1.3

In any case where applicable law or administrative practice does not permit a REIT Seller Sub to treat the day before the Closing Date as the last day of the taxable year, the portion of any taxes for the tax period prior to the Adjustment Point shall equal (i) in the case of a tax that is based upon or measured by gross or net income, gain, receipts, proceeds, profits or similar items, the amount which would be payable if the taxable year terminated as of the Adjustment Point, and (ii) in the case of any other tax for a period beginning prior to and ending after the Adjustment Point, the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Adjustment Point and the denominator of which shall be the number of days in such period (calculated in each case using the amount shown as due on such tax return); provided, however, that any real estate or property taxes assessed with respect to the taxable year in which the Closing Date occurs shall be addressed solely by Section 7.1, and any other items determined on an annual or periodic basis (such as deductions for depreciation) shall be apportioned on a daily basis.

13.1.4

From and after the Closing Date, REIT Seller and Buyer shall cooperate fully, as and to the extent reasonably required by either Party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making representatives available on a mutually convenient basis to provide additional information and explanation of any material so provided.  Buyer and REIT Seller shall both retain, or Buyer shall cause REIT Seller Subs to retain, all tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of REIT Seller Subs for all tax periods prior to Closing until the later of (i) the expiration of the statute of limitations of the taxable periods to which such tax returns and other documents relate or (ii) six years following the due date (without extension) for such tax returns.

13.1.5

Buyer shall promptly notify REIT Seller in writing of the commencement of any audit or examination of any tax return of a REIT Seller Sub for any tax period prior to the Adjustment Point and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim by Buyer in respect of taxes under this Agreement (a “Tax Claim”).  Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted tax claim.  REIT Seller shall have the right to control any Tax Claim in the tax audit, examination, and settlement stage and, if not settled, in any further contest; provided, however, that REIT Seller shall inform Buyer of the status and progress of such Tax Claim and Buyer will have the opportunity to participate in such Tax Claim at its expense.

13.1.6

Buyer and REIT Seller agree that REIT Seller Subs shall report any item attributable to a transaction that occurs prior to the Adjustment Point as attributable to REIT Seller and after the Adjustment Point as attributable to Buyer.

13.1.7

Buyer and Sellers hereby agree to indemnify and hold harmless the other Party, and their respective shareholders, parents, indirect and direct owners, officers, directors, partners, members, employees, agents, successors and assigns, from and against any breach or threatened breach by such Party or any Affiliate thereof, or any of their respective shareholders, parents, indirect and direct owners, officers, directors, partners, members, employees, agents, of the provisions of this Section 13.1.

13.1.8

This Section 13.1 shall survive the Closing.

13.2

REIT Tax Matters.

13.2.1

Buyer shall treat and report the acquisition of the Units on all tax returns and in all proceedings involving any federal, state or local tax authorities as a purchase and sale of the Units and not as a purchase of any REIT Seller Sub’s property (including any of the Property).

13.2.2

For the period beginning on the Closing Date and ending on January 1st of the year immediately following the Current Tax Year (the “REIT Survival Period”), Buyer shall cause the REITs to continue to be organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code and the Treasury Regulations promulgated thereunder.  Without limiting the generality of the preceding sentence, Buyer agrees that, during the REIT Survival Period (i) the ultimate beneficial ownership of Buyer shall be such that it will not cause any REIT to be “closely held” within the meaning of Sections 856(a)(6) and (h) of the Code, (ii) no REIT will make any distributions that are “preferential dividends” within the meaning of Section 562(c) of the Code, (iii) no REIT will acquire any securities of any issuer, as measured for purposes of the REIT asset tests of Section 856(c) of the Code, and (iv) no REIT will engage in any activities expected to result in a material amount of income that is not “rents from real property” within the meaning of Section 856(d) of the Code.

13.2.3

Buyer shall cause each REIT to mail the shareholder demand letters required by Treasury Regulation Section 1.857-8 on or before January 30 in the calendar year immediately following the Current Tax Year, and shall otherwise comply with the provisions of Treasury Regulation Section 1.857-8.

13.2.4

Buyer shall not make or permit to be made an election under Section 338 of the Code (or similar provision under state or local law) with respect to the purchase of the Units.

13.2.5

Buyer shall not cause any REIT to (i) designate any distributions paid by a REIT to REIT Seller prior to the Closing as “capital gain dividends” under Section 857(b)(3) of the Code or (ii) otherwise treat such prior distributions as attributable to gain from the sale of a “US real property interest” under Section 897(h)(1) of the Code.

13.2.6

To the extent any REIT qualification issues are implicated, Buyer shall promptly inform REIT Seller of any Internal Revenue Service or state or local audit of any tax return relating to the Current Taxable Year or any prior taxable year of the applicable REIT and shall keep REIT Seller fully informed of all developments and any ensuing litigation.

13.2.7

Buyer hereby agrees to indemnify and hold harmless Sellers, and their respective shareholders, parents, indirect and direct owners, officers, directors, partners, members, employees, agents, successors and assigns, from and against any breach or threatened breach by Buyer or any Affiliate of Buyer, or any of their respective shareholders, parents, indirect and direct owners, officers, directors, partners, members, employees, agents, of the provisions of this Section 13.2.

13.2.8

This Section 13.2 shall survive the Closing.

ARTICLE XIV

GENERAL PROVISIONS

14.1

Captions.  Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

14.2

Exhibits.  All exhibits referred to herein and attached hereto are a part hereof.

14.3

Entire Agreement.  This Agreement contains the entire agreement between the Parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein, except as expressly provided herein.

14.4

Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

14.5

Attorneys’ Fees.  Should a Party employ an attorney for the purpose of enforcing or construing this Agreement or any Closing Document, or any judgment, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, or should any other dispute arise out of or relating to the transactions contemplated hereby as a result of which either Party initiates litigation in connection therewith, the prevailing Party or Parties shall be entitled to receive from the other Party or Parties reimbursement for all reasonable attorneys’ fees and all costs, including service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing Party” means the Party or Parties whose position is substantially upheld pursuant to a judgment, decree, or final order, as determined by the court.

14.6

Governing Law.  The sale of the Units pursuant to this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and the sale of the C-Corp Property pursuant to this Agreement or any claims arising from the breach hereof by any Seller or by Buyer, shall be governed by the laws of the State of Minnesota, without giving effect to the choice of law principles thereof.  The venue for any dispute arising hereunder shall be a court of competent jurisdiction located in the Minneapolis-St. Paul metropolitan area.

14.7

Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.

14.8

Assignment.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to an Affiliate so long as Buyer shall deliver to Seller, at least seven (7) Business Days prior to Closing, written notice of such assignment together with reasonable written documentation evidencing the fact that such assignee is an Affiliate of Buyer.  Notwithstanding the foregoing, no assignment by Buyer shall relieve Buyer of any of its obligations hereunder, and any permitted assignee of this Agreement pursuant to the preceding sentence shall expressly assume all of Buyer’s obligations and liabilities hereunder, and a copy of such assignment and assumption shall be provided to Sellers.  Buyer shall remain primarily liable hereunder in the event of any assignment by it.

14.9

Severability.  If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

14.10

Successors and Assigns.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective legal representatives, successors and assigns (subject to Section 14.8).

14.11

Interpretation.  Sellers and Buyer acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any Closing Document or any amendments or exhibits hereto or thereto.

14.12

Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.  Facsimile and/or digitally transmitted signatures shall be sufficient to bind the Parties and shall in all respects be treated in court proceedings or otherwise as the legal equivalent of an original signature.

14.13

Recordation.  This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

14.14

Limitation on Liability.  In any action brought to enforce the obligations of any Seller under this Agreement or any Closing Document, the judgment or decree shall be subject to the provisions of Section 9.4 and shall, in any event, be enforceable against (i) in the case of REIT Seller, only to the extent of REIT Seller’s interest in the Units, including any proceeds thereof, and no other property or assets of REIT Seller shall be subject to levy, execution or lien for the satisfaction of any remedies against REIT Seller, and (ii) in the case of C-Corp Seller, only to the extent of C-Corp Seller’s interest in the C-Corp Property, including any proceeds thereof, and no other property or assets of C-Corp Seller shall be subject to levy, execution or lien for the satisfaction of any remedies against C-Corp Seller.  No direct or indirect member, officer, employee or agent of or consultant to any Seller shall be held to any personal liability hereunder, and no resort shall be had to their property for the satisfaction of any claims hereunder or in connection with the affairs of a Seller.

14.15

Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

14.16

Survival.  This Article XIV shall survive the Closing or the termination of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

SELLERS

LSOP 3 JOINT VENTURE, LLC, a Delaware limited liability company

By:

Greenfield Multi-state Partners, L.P.,

its Managing Member

By:

GMSP Management, L.L.C.

By:

__________________

Name:

Barry P. Marcus

Title:

Senior Vice President

 By:

Greenfield Acquisition Partners VII,

L.P., its Managing Member

By:

GAP VII Management,

L.L.C.

By:

__________________

Name:

Barry P. Marcus

Title:

Senior Vice President

LSOP 3C II, LLC, a Delaware limited liability company

BY:________________________________

Name:__________________________

Title:___________________________

Signature Page

BUYER

TALON OP, LP, a Minnesota limited partnership

BY:________________________________

Name:__________________________

Title:___________________________

BY:________________________________

Name:__________________________

Title:___________________________

Signature Page

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first written above.

ASSIGNOR:

LSOP 3 Joint Venture, LLC, a Delaware limited liability company

By:___________________________________________

Name:_________________________________________

Title:__________________________________________

ASSIGNEE:	_____________________, a _______________________ By:___________________________________________ Name:_________________________________________ Title:__________________________________________

F-3

THIRD AMENDMENT TO PURCHASE AGREEMENT

R E C I T A L S:

B. Sellers and Buyer have agreed to modify the Purchase Agreement in certain respects, all as more particularly set forth in this Amendment.

1. Amendments.

"'Approval Date': March 18, 2016."

b. The definition of "Additional Deposit" set forth in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

"'Deposit': The Initial Deposit, the Extension Deposit and, if made, the Additional Deposit."

d. The following shall be added as a definition to Section 1.1 of the Purchase Agreement:

FIFTH AMENDMENT TO PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made as of April __, 2016 (the “Fifth Amendment Effective Date”), by and among LSOP 3 JOINT VENTURE, LLC, a Delaware limited liability company (“REIT Seller”), LSOP 3C II, LLC, a Delaware limited liability company (“C-Corp Seller” and together with REIT Seller, each a “Seller” and collectively “Sellers”) and Talon OP, LP, a Minnesota limited partnership (“Buyer”).

R E C I T A L S:

A.

Sellers and Buyer have previously entered into that certain Purchase and Sale Agreement dated as of January 11, 2016, as amended by that certain First Amendment to Purchase Agreement, dated February 24, 2016, that certain Second Amendment to Purchase Agreement, dated March 3, 2016, that certain Third Amendment to Purchase Agreement, dated March 11, 2016 and that certain Reinstatement and Fourth Amendment to Purchase Agreement (as amended, the “Purchase Agreement”), pursuant to which Sellers agreed to sell to Buyer certain property as more specifically described in the Purchase Agreement. Unless otherwise defined herein, all initially capitalized terms have the meanings assigned to such terms in the Purchase Agreement.

B.

Buyer failed to deliver the Buyer’s Notice of Approval as of the Approval Date, and the Purchase Agreement terminated as of April 9, 2016.

C.

Buyer and Seller desire to reinstate and further amend the Purchase Agreement as provided for in this Amendment.

NOW THEREFORE, for and in consideration of the recitals set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties do hereby agree as follows:

1.

Additional Buyer Condition Precedent.  The following shall be added as new Section 3.1.9 of the Purchase Agreement:

3.1.9  Closing of Prime Finance Loan. All conditions precedent to the funding of a purchase money loan to Buyer from Prime Finance (“Prime”) pursuant that certain term letter from Prime to Buyer dated April 6, 2016 and accepted by Buyer on April 6, 2016 (the “Prime/Talon Letter Agreement”) shall have been satisfied or waived by Prime, and the loan described in the Prime/Talon Letter Agreement (the “Prime Finance Loan”) shall have closed. Notwithstanding the foregoing, the contingency set forth in the preceding sentence shall be deemed satisfied if the Prime Finance Loan shall fail to close because of a default by Buyer under the Prime/Talon Letter Agreement.

2.

Extension of Closing. The definition of “Scheduled Closing Date” set forth in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“‘Scheduled Closing Date’:  A date forty five (45) days from the Fifth Amendment Effective Date, as such date may be postponed pursuant to Section 5.6.”

3.

Buyer’s Notice of Approval. This Fifth Amendment shall, upon execution hereof by both Buyer and Seller, constitute Buyer’s Notice of Approval under the Purchase Agreement.

4.

Conflicts.  In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Purchase Agreement, the terms and provisions of this Amendment shall control.

5.

Reinstatement and Ratification.  Except as specifically modified by this Amendment, the Purchase Agreement is hereby reinstated in full force and effect without modification, and the Purchase Agreement is hereby ratified and confirmed. For the avoidance of doubt, the Initial Deposit and Extension Deposit currently being held in escrow by the Escrow Agent shall be considered the Initial Deposit and Extension Deposit under the Purchase Agreement as reinstated pursuant to this Amendment.

6.

Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument.  Each party has the right to rely upon a facsimile or emailed counterpart of this Amendment signed by the other party to the same extent as if such party received an original counterpart.

7.

Governing Law.  The sale of the Units pursuant to the Purchase Agreement (as amended by this Amendment) shall be construed and enforced in accordance with the laws of the State of Delaware, and the sale of the C-Corp Property pursuant to the Purchase Agreement (as amended by this Amendment) or any claims arising from the breach hereof by any Seller or by Buyer, shall be governed by the laws of the State of Minnesota, without giving effect to the choice of law principles thereof.  The venue for any dispute arising hereunder shall be a court of competent jurisdiction located in the Minneapolis-St. Paul metropolitan area.

[SIGNATURES ARE ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Fifth Amendment to Purchase Agreement has been executed as of the date and year first above written.

SELLERS:

LSOP 3 JOINT VENTURE, LLC,

a Delaware limited liability company

By:

Greenfield Multi-State Partners, L.P

its Managing Member

By:

GMSP Management, L.L.C.

By:

___________________

Name:

Barry P. Marcus

Title:

Senior Vice President

By:

Greenfield Acquisition Partners VII, L.P.

its Managing Member

By:

GAP VII Management, L.L.C.

By:

___________________

Name:

Barry P. Marcus

Title:

Senior Vice President

LSOP 3C II, LLC, a Delaware

limited liability company

By:

___________________

Name: Barry P. Marcus

Title:

Senior Vice President

BUYER:

TALON OP, LP, a Minnesota
limited partnership

By:

_________________________________

Name:

___________________________

Title:

___________________________